Exhibit 99.1

Piedmont Office Realty Trust Reports Fourth Quarter and Annual Results

– Provides 2012 Guidance –

ATLANTA, February 9, 2012 — Piedmont Office Realty Trust, Inc. (“Piedmont” or the “Company”) (NYSE:PDM), an owner of primarily Class A properties located predominantly in the ten largest U.S. office markets, today announced its results for the quarter and year ended December 31, 2011.

Highlights for the Three Months and Year Ended December 31, 2011:

•

Completed over 900,000 square feet of leasing during the fourth quarter closing out the largest leasing year in the Company’s history with almost 4 million square feet of leasing transactions, or approximately 19% of its office portfolio;

•	Achieved Funds From Operations (“FFO”) of $0.38 and $1.57 per diluted share for the quarter and year ended December 31, 2011, respectively;

•

Completed the disposition of our 96.5% ownership interest in the 50-story, 1.1 million square foot 35 W. Wacker Building in downtown Chicago for a sales price of $387 million, which equates to $359 per square foot for the building;

•	Advanced our portfolio repositioning strategy during 2011 by selling five assets at a gain of $122.8 million and recycling capital into seven properties in existing markets;

•

Extended, paid down, replaced, or transferred five different debt instruments during the year which resulted in a $165 million reduction in the Company’s secured debt since mid-year, a $50 million increase in unsecured borrowing capacity, and an approximate 10-month increase in the weighted average remaining maturity of our total debt.

Donald A. Miller, CFA, President and Chief Executive Officer stated, “It has been an extremely busy and successful year for Piedmont and we have worked diligently to continue to execute on our strategy – setting a new record for leasing while at the same time delivering solid transactional activity that should lay the groundwork for future growth. At the same time I believe we have stayed true to the core operating principles that have been in place since the inception of the REIT – low leverage; disciplined investing; high credit-quality tenants; well-located, Class A office space; and world-class service. With approximately 9% of our office lease portfolio expiring over the next twelve months, we still have more work to do in 2012, but I am very pleased with the visible strides that we made in 2011 towards our long-term goals.”

Results for the Fourth Quarter ended December 31, 2011

Piedmont’s net income available to common stockholders for the fourth quarter of 2011, which includes approximately $0.56 per diluted share of gain on sale from the disposition of the 35 W. Wacker Building and $0.01 per diluted share of gain on early extinguishment of debt, was $119.0 million, or $0.69 per diluted share, as compared with $28.7 million, or $0.17 per diluted share, for the fourth quarter 2010. FFO totaled $65.9 million, or $0.38 per diluted share, for the current quarter as compared with $67.9 million, or $0.39 per diluted share, for the quarter ended December 31, 2010. Excluding $0.4 million of transaction costs associated with the Company’s acquisition in the quarter and $1.0 million of gain on early extinguishment of debt, Core FFO totaled $65.3 million, or $0.38 per diluted share, for the current quarter, as compared to $68.2 million, or $0.39 per diluted share, for the quarter ended December 31, 2010.

Revenues for the quarter ended December 31, 2011 were $137.5 million, as compared with $135.2 million for the same period a year ago, primarily reflecting additional rental revenues and reimbursements from properties acquired during the last twelve months offset by a $1.1 million reduction in lease termination revenue.

Property operating expenses were $55.5 million in the fourth quarter of 2011 compared to $53.5 million in the fourth quarter of 2010, reflecting added operating costs from the acquisition of seven additional properties during 2011.

Adjusted FFO (“AFFO”) for the fourth quarter of 2011 totaled $44.7 million, or $0.26 per diluted share, as compared to $42.0 million, or $0.24 per diluted share, in the fourth quarter of 2010.

Results for the Year Ended December 31, 2011

Piedmont’s net income available to common stockholders was $225.0 million, or $1.30 per diluted share, for the year ended December 31, 2011, compared with net income of $120.4 million, or $0.70 per diluted share, for the comparable 2010 period as the 2011 period included gains from the sales of five assets which totaled $122.8 million, or $0.71 per diluted share.

FFO for the year ended December 31, 2011, totaled $271.3 million, or $1.57 per diluted share, as compared to FFO of $281.3 million, or $1.65 per diluted share, for the year ended December 31, 2010.

Core FFO, which excludes acquisition expenses and gain on early extinguishment of debt, was $271.6 million, or $1.57 per diluted share, for 2011, compared to $281.9 million, or $1.65 per diluted share, for 2010.

Revenues for the year ended December 31, 2011, totaled $541.6 million compared to $533.0 million in the same period in 2010. Property operating expenses were $208.7 million in 2011 compared to $196.9 million in 2010.

Adjusted FFO (“AFFO”) for the year ended December 31, 2011, totaled $202.6 million, or $1.17 per diluted share, as compared to $228.7 million, or $1.34 per diluted share, for the same period in 2010, reflecting capital expenditures related to increased leasing activity.

Leasing Update

During the fourth quarter of 2011, the Company executed 939,000 square feet of office leasing throughout its markets bringing Piedmont’s year to date total square footage leased to approximately 3.9 million. Of the leases signed during the quarter, 358,000 square feet, or 38%, was renewal-related and 581,000 square feet, or 62%, was with new tenants.

Upon commencement, replacement leases executed in 2011 for expiring or recently expired leases will increase rental rates by 3.6% on an accrual basis and will decrease rental rates by 1.7% on a cash basis. Further commenting specifically on the financial impact of the Company’s recent leasing activity, Mr. Miller said, “In most markets, the conditions remain tenant-friendly. As a result, we have offered significant concession packages on certain large transactions; however, we are securing long-term leases with high-credit-quality tenants which we believe creates higher enterprise value.” Same store net operating income (on a cash basis) for the quarter was $70.0 million compared to $76.6 million for the quarter ended December 31, 2010 reflecting the short-term effects of this leasing activity and a 0.8% decline in occupancy.

The Company’s overall office portfolio was 86.5 % leased as of December 31, 2011, with a weighted average lease term remaining of 6.4 years. Despite the sale of the 100% leased 35 W. Wacker Building and a value-add acquisition during the quarter, the Company’s overall leased percentage for the quarter remained stable. The stabilized portfolio was 89.1% leased as of December 31, 2011 as compared to 89.9% leased as of December 31, 2010. Details outlining Piedmont’s significant upcoming lease expirations and the status of current leasing activity can be found in the Company’s quarterly supplemental information package.

Capital Markets, Financing and Other Activities

As previously announced, during the fourth quarter Piedmont completed the disposition of its 96.5% interest in 35 W. Wacker Drive in Chicago, IL for approximately $387.0 million, a price that equates to a value of approximately $401 million, or $359 per square foot, for 100% of the property. The purchase price included the buyer’s assumption of a $120 million, 5.1% fixed rate note secured by the 35 W. Wacker Building. Also during the fourth quarter, the Company purchased 400 TownPark, a 175,674 square foot, five-story Class A office building in the Orlando sub-market of Lake Mary, FL for approximately $23.9 million.

In addition to the buyer’s assumption of the 35 W. Wacker debt mentioned above, during the fourth quarter of 2011, Piedmont also paid off a $45.0 million mezzanine loan participation. Subsequent to year end, Piedmont paid off a $140 million mortgage loan, which represented the last remaining debt secured by Piedmont’s 500 W. Monroe Building in downtown Chicago. The mezzanine loan participation was settled at a discount resulting in a $1.0 million gain on early extinguishment of debt which is reflected in the Company’s results of operations for the quarter ended December 31, 2011. Finally, as previously announced, during the quarter the Company obtained a $300 million unsecured term loan and related interest rate swaps, which, combined, effectively fix the interest rate at 2.69% for the entire five year term of the loan, assuming no change in the Company’s credit rating.

Piedmont’s gross assets amounted to $5.4 billion as of December 31, 2011. Total debt was approximately $1.5 billion as of December 31, 2011 as compared to $1.4 billion as of December 31, 2010. The Company’s total debt-to-gross assets ratio was 27.5% as of December 31, 2011 as compared with 26.6% as of December 31, 2010. Net debt to annualized core EBITDA ratio was 4.0 times and the Company’s fixed charge coverage ratio was 4.7 times. As of December 31, 2011, Piedmont had cash and capacity on its unsecured line of credit of approximately $614.3 million.

During the quarter ended December 31, 2011, the Company paid a quarterly dividend in the amount of $0.315 per share, bringing total dividends paid for the year ended December 31, 2011, to $1.26 per share. The Company anticipates announcing its first quarter 2012 dividend following its next regularly scheduled quarterly board meeting later this month,.

With respect to Piedmont’s ongoing securities litigation regarding its internalization transaction described in its most recent quarterly filings with the SEC, during the fourth quarter the Company was notified that a trial has been scheduled for the first quarter of 2012. Piedmont believes that the remaining allegation contained in the complaint is without merit and intends to continue to vigorously defend this action; however, a jury trial is imminent and it is not possible to predict the outcome of that trial, or potential subsequent appeals. The plaintiff has claimed financial damages of approximately $159 million plus pre-judgment interest. There are a number of defendants in this case and the allocation of damages, if any, between the Company and any other defendants (including any indemnification rights or obligations of Piedmont with respect to the other defendants) is indeterminable at this time. Additionally, up to $15 million of such potential damages may be recoverable by the Company under our insurance policies.

Guidance for 2012

Based on management’s expectations, the Company introduced its financial guidance for full-year 2012 as follows:

	Low		High

Core FFO	$234	—	$250	Million

Core FFO per diluted share	$1.35	—	$1.45

These estimates reflect the effect of the disposition in December of the 100% leased 35 W. Wacker building in Chicago and management’s view of current market conditions and incorporate certain economic and operational assumptions and projections. Actual results could differ from these estimates. Note that individual quarters may fluctuate on both a cash basis and an accrual basis due to the timing of repairs and maintenance, capital expenditures, capital markets activities and one-time revenue or expense events. In addition, the Company’s guidance is based on information available to management as of the date of this release.

Non-GAAP Financial Measures

This release contains certain supplemental non-GAAP financial measures such as FFO, AFFO, Core FFO, Same store net operating income, and Core EBITDA. See below for definitions and reconciliations of these metrics to their most comparable GAAP metric.

Conference Call Information

Piedmont has scheduled a conference call and an audio webcast for Friday, February 10, 2012 at 10:00 A.M. Eastern Time. The live audio webcast of the call may be accessed on the Company’s website at www.piedmontreit.com in the Investor Relations section. Dial-in numbers are 1-877-407-3982 for participants in the United States and 1-201-493-6780 for international participants. The conference identification number is 386588. A replay of the conference call will be available until February 24, 2012, and can be accessed by dialing 1-877-870-5176 or 1-858-384-5517 for international participants, followed by pass code 386588. A webcast replay will also be available after the conference call in the Investor Relations section of the Company’s website. During the audio webcast and conference call, the Company’s management team will review fourth quarter and annual 2011 performance, discuss recent events, and conduct a question-and-answer period.

Supplemental Information

Quarterly Supplemental Information as of and for the period ended December 31, 2011 can be accessed on the Company`s website under the Investor Relations section at www.piedmontreit.com.

About Piedmont Office Realty Trust

Piedmont Office Realty Trust, Inc. (NYSE:PDM) is a fully-integrated and self-managed real estate investment trust (REIT) specializing in high-quality, Class A office properties located primarily in the ten largest U.S. office markets, including Chicago, Washington, D.C., New York, Dallas, Los Angeles and Boston. As of December 31, 2011, Piedmont’s 79 wholly-owned office buildings were comprised of approximately 21 million rentable square feet. The Company is headquartered in Atlanta, GA with local management offices in each of its major markets. Investment-grade rated by Standard & Poor’s and Moody’s, Piedmont has maintained a low-leverage strategy while transacting $5.9 billion and $1.6 billion in property acquisitions and dispositions, respectively, during its fourteen year operating history. For more information, see www.piedmontreit.com.

Forward Looking Statements

Certain statements contained in this press release constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Company intends for all such forward-looking statements to be covered by the safe-harbor provisions for forward-looking statements contained in Section 27A of the Securities Act and Section 21E of the Exchange Act, as applicable. Such information is subject to certain risks and uncertainties, as well as known and unknown risks, which could cause actual results to differ materially from those projected or anticipated. Therefore, such statements are not intended to be a guarantee of the Company’s performance in future periods. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “anticipate,” “believe,” “continue” or similar words or phrases that are predictions of future events or trends and which do not relate solely to historical matters. Examples of such statements in this press release include the the ability of the Company’s repositioning strategy to drive growth over time; whether the concession packages granted to certain tenants will result in higher enterprise value; whether the Company will incur financial losses associated with its ongoing securities litigation; and the Company’s estimated range of Core FFO and Core FFO per diluted share for the year ending December 31, 2012.

The following are some of the factors that could cause the Company’s actual results and its expectations to differ materially from those described in the Company’s forward-looking statements: the Company’s ability to successfully identify and consummate suitable acquisitions; current adverse market and economic conditions; lease terminations or lease defaults, particularly by one of the Company’s large lead tenants; the impact of competition on the Company’s efforts to renew existing leases or re-let space; changes in the economies and other conditions of the office market in general and of the specific markets in which the Company operates; economic and regulatory changes; additional risks and costs associated with directly managing properties occupied by government tenants; adverse market and economic conditions and related impairments to the Company’s assets, including, but not limited to, receivables, real estate assets and other intangible assets; the success of the Company’s real estate strategies and investment objectives; availability of financing; costs of complying with governmental laws and regulations; uncertainties associated with environmental and other regulatory matters; the Company’s ability to continue to qualify as a REIT under the Internal Revenue Code; the impact of outstanding or potential litigation; and other factors detailed in the Company’s most recent Annual Report on Form 10-K for the period ended December 31, 2010, and other documents the Company files with the Securities and Exchange Commission.

Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company cannot guarantee the accuracy of any such forward-looking statements contained in this press release, and the Company does not intend to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Research Analysts/ Institutional Investors Contact:

Eddie Guilbert

770-418-8592

research.analysts@piedmontreit.com

Shareholder Services/Transfer Agent Services Contact:

The Bank of New York Mellon

866-354-3485

Investor.services@piedmontreit.com

Piedmont Office Realty Trust, Inc.

Consolidated Balance Sheets

(in thousands)

	December 31, 2011	December 31, 2010
	(Unaudited)
Assets:
Real estate assets, at cost:
Land	$640,196	$647,653
Buildings and improvements	3,759,596	3,688,751
Buildings and improvements, accumulated depreciation	(792,342)	(744,756)
Intangible lease asset	198,667	219,770
Intangible lease asset, accumulated amortization	(119,419)	(145,742)
Construction in progress	17,353	11,152

Total real estate assets	3,704,051	3,676,828
Investment in unconsolidated joint ventures	38,181	42,018
Cash and cash equivalents	139,690	56,718
Tenant receivables, net of allowance for doubtful accounts	24,722	28,849
Straight line rent receivable	104,801	105,157
Notes receivable	-	61,144
Due from unconsolidated joint ventures	788	1,158
Restricted cash and escrows	9,039	12,475
Prepaid expenses and other assets	9,911	11,249
Goodwill	180,097	180,097
Deferred financing costs, less accumulated amortization	5,977	5,306
Deferred lease costs, less accumulated amortization	230,577	192,481

Total assets	$4,447,834	$4,373,480

Liabilities:
Line of credit and notes payable	$1,472,525	$1,402,525
Accounts payable, accrued expenses, and accrued capital expenditures	122,986	112,648
Deferred income	27,321	35,203
Intangible lease liabilities, less accumulated amortization	49,037	48,959
Interest rate swap	2,537	691

Total liabilities	1,674,406	1,600,026

Stockholders’ equity :
Common stock	1,726	1,727
Additional paid in capital	3,660,420	3,661,308
Cumulative distributions in excess of earnings	(887,790)	(895,122)
Other comprehensive loss	(2,537)	(691)

Piedmont stockholders’ equity	2,771,819	2,767,222
Non-controlling interest	1,609	6,232

Total stockholders’ equity	2,773,428	2,773,454

Total liabilities, redeemable common stock and stockholders’ equity	$4,447,834	$4,373,480

Net Debt (Debt less cash and cash equivalents and restricted cash and escrows)	$1,323,796	$1,333,332
Total Gross Assets (1)	$5,359,595	$5,263,978

Number of shares of common stock outstanding at end of period	172,630	172,658

(1) Total assets exclusive of accumulated depreciation and amortization related to real estate assets.

Piedmont Office Realty Trust, Inc.

Consolidated Statements of Income

Unaudited (in thousands)

	Three Months Ended		Year Ended
	12/31/2011	12/31/2010	12/31/2011	12/31/2010
Revenues:
Rental income	$107,381	$102,137	$419,141	$408,375
Tenant reimbursements	29,512	30,694	115,879	114,795
Property management fee revenue	281	948	1,584	3,212
Other rental income	319	1,454	5,038	6,658

Total revenues	137,493	135,233	541,642	533,040

Operating expenses:
Property operating costs	55,453	53,458	208,711	196,875
Depreciation	27,070	25,012	104,818	97,275
Amortization	15,492	9,806	54,903	38,021
General and administrative	6,206	7,598	24,838	28,388

Total operating expenses	104,221	95,874	393,270	360,559

Real estate operating income	33,272	39,359	148,372	172,481

Other income (expense):
Interest expense	(16,179)	(15,800)	(65,817)	(66,486)
Interest and other income (expense)	(357)	491	2,774	3,486
Equity in income of unconsolidated joint ventures	587	630	1,619	2,633
Gain on consolidation of a variable interest entity	-	-	1,532	-
Gain on early extinguishment of debt	1,039	-	1,039	-

Total other income (expense)	(14,910)	(14,679)	(58,853)	(60,367)

Income from continuing operations	18,362	24,680	89,519	112,114

Discontinued operations :
Operating income	4,761	4,841	12,880	18,684
Impairment loss	-	-	-	(9,587)
Gain on sale of real estate assets	95,901	(817)	122,657	(817)

Income from discontinued operations	100,662	4,024	135,537	8,280

Net income	119,024	28,704	225,056	120,394

Less: Net income attributable to noncontrolling interest	(4)	(4)	(15)	(15)

Net income attributable to Piedmont	$119,020	$28,700	$225,041	$120,379

Weighted average common shares outstanding - diluted	173,036	172,996	172,981	170,967

Per Share Information - diluted:
Income from continuing operations	$0.11	$0.14	$0.52	$0.65

Income from discontinued operations	$0.58	$0.03	$0.78	$0.05

Net income available to common stockholders	$0.69	$0.17	$1.30	$0.70

Piedmont Office Realty Trust, Inc.

Funds From Operations, Core Funds From Operations and Adjusted Funds From Operations

Unaudited (in thousands except for per share data)

	Three Months Ended		Year Ended
	12/31/2011	12/31/2010	12/31/2011	12/31/2010
Net income attributable to Piedmont	$119,020	$28,700	$225,041	$120,379

Depreciation (1) (2)	27,287	26,821	110,421	105,107
Amortization (1)	15,531	11,623	60,132	45,334
Impairment loss on real estate assets (1)	-	-	-	9,640
(Gain) loss on sale of properties (1)	(95,901)	792	(122,773)	792
Gain on consolidation of variable interest entity	-	-	(1,532)	-

Funds from operations	65,937	67,936	271,289	281,252

Acquisition costs	372	242	1,347	600
Gain on early extinguishment of debt	(1,039)	-	(1,039)	-

Core funds from operations	65,270	68,178	271,597	281,852

Depreciation of non real estate assets	77	173	499	707
Stock-based and other non-cash compensation expense	1,730	1,223	4,705	3,681
Deferred financing cost amortization	649	608	3,195	2,608
Amortization of fair market adjustments on notes payable	-	-	1,413	-
Straight-line effects of lease revenue (1)	(5,019)	(3,456)	(9,507)	(6,088)
Amortization of lease-related intangibles (1)	(2,215)	(1,331)	(7,065)	(5,793)
Income from amortization of discount on purchase of mezzanine loans	-	(473)	(484)	(2,405)
Acquisition costs	(372)	(242)	(1,347)	(600)
Non-incremental capital expenditures (3)	(15,392)	(22,634)	(60,401)	(45,286)

Adjusted funds from operations	$44,728	$42,046	$202,605	$228,676

Weighted average common shares outstanding-diluted	173,036	172,996	172,981	170,967

Funds from operations per share (diluted)	$0.38	$0.39	$1.57	$1.65
Core funds from operations per share (diluted)	$0.38	$0.39	$1.57	$1.65
Adjusted funds from operations per share (diluted)	$0.26	$0.24	$1.17	$1.34
(1)	Includes adjustments for wholly-owned properties, including discontinued operations, and for our proportionate ownership in unconsolidated joint ventures.
(2)	Excludes depreciation of non real estate assets.
(3)

Capital expenditures of a recurring nature related to tenant improvements and leasing commissions that do not incrementally enhance the underlying assets’ income generating capacity. Tenant improvements, leasing commissions, building capital and deferred lease incentives incurred to lease space that was vacant at acquisition, leasing costs for spaces vacant for greater than one year, leasing costs for spaces at newly acquired properties for which in-place leases expire shortly after acquisition, improvements associated with the expansion of a building and renovations that change the underlying classification of a building are excluded from this measure.

*Definitions

Funds From Operations (“FFO”): FFO is calculated in accordance with the current National Association of Real Estate Investment Trusts (“NAREIT”) definition. NAREIT currently defines FFO as net income (computed in accordance with GAAP), excluding gains or losses from sales of property and impairment losses, adding back depreciation and amortization on real estate assets, and after the same adjustments for unconsolidated partnerships and joint ventures. These adjustments can vary among owners of identical assets in similar conditions based on historical cost accounting and useful-life estimates. FFO may provide valuable comparisons of operating performance between periods and with other REITs. FFO is a non-GAAP financial measure and should not be viewed as an alternative measurement of our operating performance to net income. We believe that FFO is a beneficial indicator of the performance of an equity REIT. However, other REITs may not define FFO in accordance with the NAREIT definition, or may interpret the current NAREIT definition differently than we do; therefore, our computation of FFO may not be comparable to that of such other REITs.

Core Funds From Operations (“Core FFO”): We calculate Core FFO by starting with FFO, as defined by NAREIT, and adjust for certain non-recurring items such as gains or losses on the early extinguishment of debt, acquisition-related costs, and other extraordinary items. Such items create significant earnings volatility. We believe Core FFO provides a meaningful measure of our operating performance and more predictability regarding future earnings potential. Core FFO is a non-GAAP financial measure and should not be viewed as an alternative measurement of our operating performance to net income; therefore, it should not be compared to other REITs’ equivalent to Core FFO.

Adjusted Funds From Operations (“AFFO”): AFFO is calculated by deducting from Core FFO non-incremental capital expenditures and adding back non-cash items including non-real estate depreciation, straight lined rents and fair value lease revenue, non-cash components of interest expense and compensation expense, and by making similar adjustments for unconsolidated partnerships and joint ventures. Although AFFO may not be comparable to that of other REITs, we believe it provides a meaningful indicator of our ability to fund cash needs and to make cash distributions to equity owners. AFFO is a non-GAAP financial measure and should not be viewed as an alternative measurement of our operating performance to net income, as an alternative to net cash flows from operating activities or as a measure of our liquidity.

Piedmont Office Realty Trust, Inc.

Core EBITDA, Core Net Operating Income, Same Store Net Operating Income

Unaudited (in thousands)

	Three Months Ended		Year Ended
	12/31/2011	12/31/2010	12/31/2011	12/31/2010
Net income attributable to Piedmont	$119,020	$28,700	$225,041	$120,379

Net income attributable to non-controlling interest	91	122	468	531
Gain on early extinguishment of debt	(1,039)	-	(1,039)	-
Interest Expense	17,457	17,378	71,749	72,761
Depreciation(1)	27,364	26,995	110,920	105,814
Amortization(1)	15,531	11,623	60,132	45,334
Impairment loss (1)	-	-	-	9,640
(Gain) loss on sale of properties (1)	(95,901)	792	(122,773)	792
Gain on consolidation of variable interest entity	-	-	(1,532)	-

Core EBITDA*	82,523	85,610	342,966	355,251

General & administrative expenses(1)	6,241	7,724	25,085	28,853
Management fee revenue	(281)	(948)	(1,584)	(3,212)
Interest and other income	357	(491)	(2,775)	(3,489)
Lease termination income	(319)	(2,589)	(5,038)	(7,794)
Lease termination expense—straight line rent & acquisition intangibles write-offs	185	461	924	1,338
Straight line rent adjustment(1)	(5,180)	(3,791)	(10,143)	(7,300)
Net effect of amortization of below-market in-place lease intangibles(1)	(2,239)	(1,457)	(7,354)	(5,919)

Core Net Operating Income (cash basis)*	81,287	84,519	342,081	357,728

Acquisitions	(4,855)	918	(11,298)	919
Dispositions	(5,134)	(7,341)	(24,306)	(33,973)
Industrial properties	(242)	(346)	(975)	(782)
Unconsolidated joint ventures	(1,013)	(1,165)	(3,185)	(4,835)

Same Store NOI*	$70,043	$76,585	$302,317	$319,057

Change period over period in same store NOI	-8.5%		-5.2%

Fixed Charge Coverage Ratio (Core EBITDA/ Interest Expense)(2)	4.7		4.8
Annualized Core EBITDA (Core EBITDA x 4)	$330,092		$342,966

(1)	Includes amounts attributable to wholly-owned properties, including discontinued operations, and our proportionate share of amounts attributable to unconsolidated joint ventures.

(2)	Piedmont had no capitalized interest, principal amortization or preferred dividends for any of the periods presented.

*Definitions

Core EBITDA: Defined as net income before interest, taxes, depreciation and amortization and incrementally removing any impairment losses, gains or losses from sales of property, or other extraordinary items. We do not include impairment losses in this measure because we feel these types of losses create volatility in our earnings and make it difficult to determine the earnings generated by our ongoing business. We believe Core EBITDA is a reasonable measure of our liquidity. Core EBITDA is a non-GAAP financial measure and should not be viewed as an alternative measurement of cash flows from operating activities or other GAAP basis liquidity measures. Other REITs may calculate Core EBITDA differently and our calculation should not be compared to that of other REITs.

Core net operating income (“Core NOI”): Core NOI is defined as real estate operating income with the add-back of corporate general and administrative expense, depreciation and amortization, and casualty and impairment losses and the deduction of income and expense associated with lease terminations and income associated with property management performed by Piedmont for other organizations. We present this measure on a cash basis, which eliminates the effects of straight lined rents and fair value lease revenue. The company uses this measure to assess its operating results and believes it is important in assessing operating performance. Core NOI is a non-GAAP measure which does not have any standard meaning prescribed by GAAP and therefore may not be comparable to similar measures presented by other companies.

Same store net operating income (“Same Store NOI”): Same Store NOI is calculated as the Core NOI attributable to the properties owned or placed in service during the entire span of the current and prior year reporting periods. Same Store NOI excludes amounts attributable to industrial properties and unconsolidated joint venture assets. We present this measure on a cash basis, which eliminates the effects of straight lined rents and fair value lease revenue. We believe Same Store NOI is an important measure of comparison of our stabilized properties’ operating performance. Other REITs may calculate Same Store NOI differently and our calculation should not be compared to that of other REITs.